Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact

Alan Mueller

amueller@electromed.com

952-758-9299

Electromed, Inc. Notifies Customers of Data Privacy Incident

New Prague, Minnesota – August 9, 2021 – Electromed, Inc. (“Electromed” or the “Company”) (NYSE American: ELMD) today announced that it is mailing letters to individuals whose information may have been involved in a data security incident that occurred in June, 2021.

On June 16, 2021, Electromed determined that an unauthorized third party gained access to a limited number of Electromed’s files. Upon discovery, the Company immediately initiated an investigation and hired third-party cybersecurity experts to assist in investigating the source and scope of the unauthorized activity, and to further secure Electromed’s systems. Law enforcement was also notified.

From the investigation, Electromed determined that the unauthorized third party accessed certain files containing certain information of customers, employees, and some third-party contractors. Those files included customers’ protected health information, such as: first and last name, full mailing address, medical information and health insurance information. For associates, Social Security numbers, driver’s license numbers, and financial account information may have been accessed.

To date, Electromed has no indication that any of this information has been used inappropriately, and the Company has not received any reports of identity theft associated with this incident. However, Electromed is offering complimentary credit monitoring and identity theft protection services to involved individuals. The Company also recommends that involved individuals review any statements they receive from their healthcare providers and health insurer. If customers see charges for services they did not receive, they should contact the provider or insurer immediately.

Protecting the privacy of customers’ personal information is important to Electromed, and the Company regrets any inconvenience this incident may cause its customers. To help prevent a similar incident from occurring in the future, Electromed has taken steps to enhance the security of its systems, and continues to review its security protocols and processes, and enhancing employee training and education.

Electromed established a dedicated, external call center for individuals to ask questions. The call center can be reached at (855) 623-1962, Monday through Friday, between 8:00 a.m. CDT and 5:30 p.m. CDT. Additional information is available on Electromed’s website at www.smartvest.com.

About Electromed, Inc.

Electromed manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. The Company is headquartered in New Prague, Minnesota and was founded in 1992. Further information about Electromed can be found at www.smartvest.com.

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